UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

Schedule 14A

__________________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a party other than the Registrant	☐

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☒	Definitive Proxy Statement
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PLANET GREEN HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PLANET GREEN HOLDINGS CORP.
130-30 31st Ave, Suite 512
Flushing, NY, 11354

To the Stockholders of Planet Green Holdings Corp.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Planet Green Holdings Corp. (“we,” “us,” “our,” or the “Company”) which will be held at 130-30 31st Ave, Suite 512, Flushing, NY, 11354, on November 5, 2026 at 10:00 a.m. Eastern time.

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following proposals:

•        Proposal 1:    The Director Election Proposal — To elect five (5) directors to serve as members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

•        Proposal 2:    The Auditor Ratification Proposal — To ratify the appointment of YCM CPA, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

•        Proposal 3:    Chairman Loan Conversion Approval and Ratification Proposal — To approve and ratify, at the option of the Chairman of the Board of the Company, of up to an aggregate of $5,000,000 of principal amount of loans made, or which may be made, by the Chairman to the Company into shares of the Company’s common stock at a conversion price equal to the five-Trading-Day VWAP of the Company’s common stock immediately preceding the applicable conversion date, subject to the terms and conditions described in the accompanying Proxy Statement;

•        Proposal 4:    The Say-on-Frequency Proposal — To approve the recommendation, by non-binding vote, of every three years as the frequency of future advisory votes on executive compensation; and

•        Proposal 5:    The Adjournment Proposal — To approve the adjournment of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Annual Meeting, there are not sufficient votes to approve any of the foregoing proposals.

Each of these Proposals is more fully described in the accompanying proxy statement.

We are providing this proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Annual Meeting and at any adjournments of the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to read this proxy statement carefully. The Annual Meeting is intended to meet any and all requirements of the NYSE American with respect to annual meeting for our fiscal year 2026.

After careful consideration, considering all relevant factors, including the recommendation of the audit committee of the Board, our Board unanimously recommends that our stockholders vote FOR the election of each nominee in Proposal 1, FOR Proposals 2, 3 and 5, and THREE YEARS for Proposal 4 in the accompanying proxy statement.

Only holders of the Company’s common stock at the close of business on September 8, 2026, will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors,
/s/ Bin Zhou
Chairman of the Board of Directors

Flushing, NY

September 28, 2026

PLANET GREEN HOLDINGS CORP.
130-30 31st Ave, Suite 512
Flushing, NY 11354

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 5, 2026

To the Stockholders of Planet Green Holdings Corp.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of stockholders (the “Annual Meeting”) of Planet Green Holdings Corp., a Nevada corporation (“we,” “us,” “our” or the “Company”), will be held at 130-30 31st Ave, Suite 512, Flushing, NY, 11354, on November 5, 2026 at 10:00 a.m. Eastern Time, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting.

You are cordially invited to attend the Annual Meeting for the following purposes:

•        Proposal 1:    The Director Election Proposal — To elect five (5) directors to serve as members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

•        Proposal 2:    The Auditor Ratification Proposal — To ratify the appointment of YCM CPA, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

•        Proposal 3:    Chairman Loan Conversion Proposal — To approve, at the option of the Chairman of the Board of the Company, of up to an aggregate of $5,000,000 of principal amount of loans made, or to be made, by the Chairman to the Company into shares of the Company’s common stock at a conversion price equal to the five-Trading-Day VWAP of the Company’s common stock immediately preceding the applicable conversion date, subject to the terms and conditions described in the accompanying Proxy Statement;

•        Proposal 4:    The Say-on-Frequency Proposal — To approve the recommendation, by non-binding vote, of every three years as the frequency of future advisory votes on executive compensation; and

•        Proposal 5:    The Adjournment Proposal — To approve the adjournment of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Annual Meeting, there are not sufficient votes to approve any of the foregoing proposals.

This Notice, this proxy statement and the form of proxy enclosed are being first sent to our stockholders on or about September 28, 2026. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

Only holders of the Company’s common stock at the close of business on September 8, 2026 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of each of the proposals. We encourage you to read the proxy statement carefully. If you have any questions or need assistance voting your shares, please call Wei Li, our Chief Financial Officer, at (347) 370-2352, or our transfer agent, Empire Stock Transfer, Inc. at (702) 818-5898.

By Order of the Board of Directors,
/s/ Bin Zhou
Chairman of the Board of Directors

Flushing, NY

September 28, 2026

i

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Annual Meeting. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:     Why did I receive this proxy statement?

A:     This proxy statement is being provided to you in connection with our Board’s solicitation of proxies for use at the Annual Meeting. As a holder of our common stock as of the close of business on September 8, 2026 (the “Record Date”), you are invited to attend the Annual Meeting and to vote in person or by proxy on the proposals described in this proxy statement.

Q:     What is being voted on at the Annual Meeting?

A:     Our Board is soliciting your vote for the following proposals to be voted on at the Annual Meeting:

•        The Director Election Proposal — To consider and vote upon a proposal to elect five (5) directors to serve as members of our Board for one-year terms;

•        The Auditor Ratification Proposal — To ratify the appointment of YCM CPA, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

•        The Chairman Loan Conversion Proposal — To approve, at the option of the Chairman, of up to an aggregate of $5,000,000 of principal amount of loans made by the Chairman to the Company into shares of the Company’s common stock at a conversion price equal to the five-Trading-Day VWAP of the Company’s common stock immediately preceding the applicable conversion date, subject to the terms and conditions described in the accompanying Proxy Statement;

•        The Say-On-Frequency Proposal — to approve, on an advisory basis, a non-binding resolution of every three years as the frequency of future advisory votes on executive compensation; and

•        The Adjournment Proposal — To approve the adjournment of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Annual Meeting, there are not sufficient votes to approve any of the foregoing proposals.

Q:     Who is entitled to vote at the Annual Meeting?

A:     Holders of common stock as of the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

Q:     Do I have dissenters’ rights of appraisal?

A:     The Nevada Revised Statutes do not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with any of the proposals herein.

Q:     How many votes do I have?

A:     On the Record Date, there were 14,232,714 shares of common stock issued and outstanding. Each stockholder is entitled to one vote for each outstanding share of common stock held as of the Record Date.

Q:     What is the difference between holding shares of common stock as a holder of record and as a beneficial owner?

A:     If your shares are registered directly in your name with our transfer agent, Empire Stock Transfer, Inc., you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, the Company sent this proxy statement and a proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank, a broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold shares in street name, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone, fax, or over the Internet, if they offer that alternative. As a beneficial owner is not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Q:     What is the quorum required for the Annual Meeting?

A:     Holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have the power to adjourn the Annual Meeting. As of the Record Date, 7,116,358 shares of our common stock would be required to achieve a quorum.

Q:     How do I vote?

A:     You may vote using any of the following methods:

•        Proxy card or voting instruction card.    Be sure to complete, sign and date the card and return it in the prepaid envelope.

•        By telephone, fax, or over the Internet.    This is allowed if you hold shares in street name and your bank, broker or other nominee offers those voting alternatives. Although most banks, brokers and other nominees offer these voting alternatives, availability and specific procedures may vary by bank, broker or other nominee.

•        In person at the Annual Meeting.    All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you attend and vote at the Annual Meeting.

Q:     Can I change my vote after I have voted?

A:     You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Q:     What happens if I do not give specific voting instructions?

A:     If you do not vote your shares held of record (registered directly in your name, not in the name of a bank or broker), your shares will not be voted.

If you do not vote your shares held beneficially in street name with a bank, a broker or other nominee, your bank, broker or other nominee will not be authorized to vote on non-routine matters. The Director Election Proposal, the Say-On-Frequency Proposal and the Chairman Loan Conversion Proposal are considered non-routine matters, and therefore banks, brokers or other nominees cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the banks, the brokers or other nominees (so-called “broker non-votes”). The Auditor Ratification Proposal and Adjournment Proposal are considered routine matters, and therefore banks, brokers or other nominees can exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the applicable banks, brokers or other nominees. If your bank, broker or other nominee is not able to vote your shares, they will constitute “broker non-votes,” which are counted for the purposes of determining the presence of a quorum, but otherwise do not affect the outcome of the foregoing matters being voted on at the Annual Meeting.

Q:     What vote is required to approve each proposal?

A:     The Director Election Proposal to elect five (5) directors to serve as members of our Board, each for a one (1) year term, requires the affirmative vote of a plurality of the votes cast by shares represented in person or proxy and entitled to vote for the election of directors. This means that the five (5) nominees receiving the most votes will be elected. You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes withheld as to this proposal will not affect the election of the candidates that receive the plurality of the vote.

The Auditor Ratification Proposal for the ratification of the appointment of YCM CPA, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative “FOR” votes of a majority of the votes cast on this proposal.

The Say-On-Frequency Proposal requires the favorable vote of a majority of votes cast unless none of the three frequency choices receives a majority, in which case the choice that receives the plurality of votes cast will be considered approved. For Proposal 4, the proxy card provides spaces for a shareholder to vote for the option of every one year, two years or three years as the frequency with which shareholders will have an advisory vote on executive compensation, or to abstain. If none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by shareholders to be the frequency that has been recommended by shareholders. This vote is advisory only and not binding on the Company. The Board of Directors may decide that it is in the best interest of our shareholders and the Company to hold future executive compensation advisory votes more or less frequently, but will in no case hold them less frequently than every three years.

The Chairman Loan Conversion Approval and Ratification Proposal to approve, at the option of the Chairman, of up to an aggregate of $5,000,000 of principal amount of loans made by the Chairman to the Company into shares of the Company’s common stock at a conversion price equal to the five-Trading-Day VWAP of the Company’s common stock immediately preceding the applicable conversion date, subject to the terms and conditions described in the accompanying Proxy Statement. This proposal requires the affirmative vote of holders of at least a majority of the voting power of all of the Company’s outstanding shares entitled to vote on Proposal 3 as of the Record Date. The shares held by the Chairman will be counted in the vote. Abstentions and broker non-votes will not be treated as votes “FOR” Proposal 3 and will have the same effect as a vote against this Proposal.

The Adjournment Proposal to approve the adjournment of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Annual Meeting, there are not sufficient votes to approve any of the foregoing proposals. This proposal requires the affirmative vote of at least a majority of the votes cast by the holders of the common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Q:     How are abstentions and broker non-votes treated?

A:     For the purpose of determining whether our stockholders have approved a proposal, with respect to the Director Election Proposal, the Auditor Ratification Proposal, the Say-On-Frequency Proposal, and the Adjournment Proposal, abstentions and broker non-votes will have no effect on the outcome of these proposals. Broker non-votes will occur only with respect to proposals for which brokers are not permitted to vote uninstructed shares.

For the Chairman Loan Conversion Approval and Ratification Proposal, abstentions and broker non-votes will count for purposes of determining whether a quorum is present, but they will not be treated as votes “FOR” the Proposal. Because Proposal 3 requires the affirmative vote of holders of at least a majority of the voting power of all outstanding shares entitled to vote on the Proposal, abstentions and broker non-votes will have the same practical effect as votes “AGAINST” Proposal 3 for purposes of determining whether the Required Approval has been obtained.

Q:     Is my vote confidential?

A:     We will handle proxy instructions, ballots and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•        as necessary to meet applicable legal requirements;

•        to allow for the tabulation and certification of votes; and

•        to facilitate a successful proxy solicitation.

Q:     Where can I find the voting results of the Annual Meeting?

A:     The preliminary voting results may be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election for the Annual Meeting and announced in a Current Report on Form 8-K as soon as practicable after the inspector of election tallies the final voting results.

Q:     Who is paying the cost of this proxy solicitation?

A:     We are paying the cost of soliciting proxies. We may retain a proxy solicitation firm to assist us in soliciting proxies for a nominal fee plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of shares of common stock their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board of Directors and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Q:     What if I have questions for the Company’s transfer agent?

A:     Please contact our transfer agent, at the telephone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

Empire Stock Transfer, Inc.
1859 Whitney Mesa Dr.
Henderson, NV 89014
Telephone: (702) 818-5898

Q:     Who can help answer my questions about the Annual Meeting?

A:     If you have any questions about the Annual Meeting or how to vote your proxy or to revoke your prior proxy, please contact us at:

Planet Green Holdings Corp.
130-30 31st Ave, Suite 512
Flushing, NY 11354
Attention: Wei Li
Telephone: (347) 370-2352

THE DIRECTOR ELECTION PROPOSAL

Our Board of Directors currently consists of one class of five (5) directors, with all directors elected to serve a one-year term.

At the Annual Meeting, stockholders are being asked to elect five (5) directors, including three (3) directors who are each standing for re-election, to serve as members of our Board for one-year terms and two (2) director nominees standing for election. As of the date of this Proxy Statement, the Board is not aware of any nominee who will be unable or will decline to serve as a director.

Bin Zhou, Wei Li and King Fai Leung are currently directors of the Company who are standing for re-election at the Annual Meeting. Shaobo Yu and Han Xiao are new director nominees standing for election at the Annual Meeting. Luojie Pu and Yang Cao were not nominated for re-election at the Annual Meeting. The table below sets forth the name, age and position of each nominee for director.

Name	Age	Position
Bin Zhou	35	Chairman and Chief Executive Officer
Wei Li	34	Chief Financial Officer and Director
Shaobo Yu	41	Director Nominee
King Fai Leung	52	Director
Han Xiao	43	Director Nominee

Mr. Bin Zhou has served as a director of the Company since May 2019 and served as our Chief Executive Officer and Chairman since October 2020. He has served as chairman of the Board of Directors of Xianning Bozhuang Tea Products Co., Ltd., a wholly owned subsidiary of the Company, since March 2019. Mr. Zhou was the general manager and legal representative of Hubei Qianding Equipment Manufacturing Co., Ltd., a mechanical equipment manufacturing company, from March 2016 to March 2019. He also served as supervisor of Hubei Henghao Real Estate Development Co., Ltd., a real estate development company, from April 2014 to June 2018. Mr. Zhou received his Bachelor of Law degree from National Judges College in Beijing, China. As a result of his position as our Chairman and Chief Executive Officer, Mr. Zhou has a deep understanding of our operations and strategy and his qualifications and experience provide the Board with important leadership and oversight.

Ms. Wei Li has served as a director and the Chief Financial Officer of the Company since May 2026. Ms. Li has over 10 years of experience in financial management, accounting and auditing. From September 2025 to May 2026, she served as an audit manager at Wuhan Pingdaochuan CPA, where she was responsible for auditing of financial statements, internal control review and due diligence projects. From August 2019 to September 2025, Ms. Li served as Chief Financial Officer of Jiayi Technology (Xianning) Co., Ltd., a former subsidiary of the Company, where she led the establishment of financial reporting and internal control systems in preparation for capital markets activities, managed audit and due diligence processes, and oversaw cost control, tax planning and financial analysis. From June 2015 to August 2019, Ms. Li served as a cost accountant and later finance manager at Hubei Ninggang Aluminum Processing Co., Ltd., where she was responsible for cost accounting, financial reporting and tax compliance. Ms. Li holds the qualification of Intermediate Accountant in the People’s Republic of China. Ms. Li received her bachelor’s degree in finance from Hubei Technology College in June 2015. As a result of her position as our Chief Financial Officer, Ms. Li possesses a deep and important understanding of our operations and strategy and provides the Board with important financial and operational knowledge.

Mr. Shaobo Yu will serve as our independent director upon approval by our shareholders at the Annual Meeting. Mr. Yu has been engaged in financial services and corporate consulting for more than 15 years and has extensive experience in capital markets, financial risk management, corporate governance, investment and financing advisory, and business compliance. Since April 2012, Mr. Yu has served as the Founder and Senior Consultant of an independent corporate consulting business in Wuhan, China. In this capacity, he has provided consulting services to hundreds of small and medium-sized and growth-oriented enterprises across various industries. His practice focuses on corporate governance, investment and financing, tax and financial compliance, operational risk management, and strategic planning. From July 2008 to March 2012, Mr. Yu served as a Core Business Specialist at Melya Futures Co., Ltd., Jingzhou Branch, where he was responsible for futures market research, market analysis, client asset risk management, and investment and financing advisory. Mr. Yu received a Bachelor’s degree in Economics, majoring in International Economics and Trade, from Yangtze University College of Arts and Sciences in 2008. He also holds qualifications in securities and futures practice. Mr. Yu’s background and qualifications will provide the Board with important capabilities concerning the Company’s financial and capital markets oversight and strengthens the Board’s collective qualifications, skills, and experience.

Mr. King Fai Leung has served as a director of the Company since July 2019. He has over 20 years’ experience in finance and accounting. He has been the executive director of Maxima Energy Limited, an energy company in Hong Kong, since December 2018. Mr. Leung has also served as an independent director since November 2017 and was re-designated in March 2019 as an executive director and Chief Financial Officer of Chineseinvestors.com, Inc., a financial information website for Chinese-speaking investors (OTCQB: CIIX). He has also served as an independent director, chairman of the audit committee and a member of the remuneration and nomination committee of Daisho Microline Holdings Ltd., a Hong Kong-based investment holding company principally engaged in the manufacture and sales of printed circuit boards (HKG: 0567), since June 2015. In addition, Mr. Leung served as directors in various public companies, including Kirin Group Holdings Limited, an investment holding company principally engaged in the financial related business (HKG: 8109), Biostar Pharmaceuticals, Inc., a pharmaceutical and medical nutrient products company (OTC Pink: BSPM), and Hao Wen Holdings Limited, an investment holding company principally engaged in the manufacture and trading of biomass fuel in China (HKG: 8019). Mr. Leung earned his Bachelor of Commerce in Accounting and Finance from Deakin University in Victoria, Australia. He is a Certified Public Account in both Hong Kong and Australia. Mr. Leung’s business and executive leadership experience provides the Board with important capabilities regarding its corporate governance and business oversight duties and strengthens the Board’s collective qualifications, skills, and experience.

Ms. Han Xiao will serve as our independent director upon approval by our shareholders at our Annual Meeting. Ms. Xiao has extensive experience in corporate management, engineering design, project management, business development, and administrative coordination. Her professional experience spans corporate management, engineering consulting, education administration, and business operations. Since 2020, Ms. Xiao has served as the General Manager of Ruileixing (Hubei) Engineering Technology Co., Ltd., where she oversees the company’s overall operations and management, develops business strategies and growth plans, and coordinates business development, team management, commercial negotiations, and internal management systems. From 2015 to 2020, Ms. Xiao served as an Electrical Designer at Three Gorges University Design and Consulting Research Institute Co., Ltd., where she was responsible for electrical design work for engineering projects. From 2009 to 2014, Ms. Xiao served as a Teaching Secretary at Three Gorges University. From 2008 to 2009, Ms. Xiao served as Assistant to the General Manager at the Guangzhou Liaison Office of Japan Tozaki Industry Co., Ltd. From 2005 to 2008, Ms. Xiao served as Assistant to the Marketing Director at Hong Kong (Guangzhou) Yongan Meijing Garment Co., Ltd. Ms. Xiao received a Bachelor’s degree in Business Administration from Wuhan University of Technology in 2005. Ms. Xiao’s business and executive leadership experience will provide the Board with important capabilities regarding its business and governance duties and strengthens the Board’s collective qualifications, skills, and experience.

There are no arrangements or understandings between any of our directors, officers and any other person pursuant to which any director was selected to serve as a director or officer of our company. Directors are elected until their successors are duly elected and qualified. Our executive officers are appointed by our Board and serve at their discretion. There are no family relationships among our directors or officers.

Director Qualifications and Diversity

We seek directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our businesses. We seek directors who possess the qualities of integrity and candor, who have strong analytical skills and who are willing to engage management and each other in a constructive and collaborative fashion. We also seek directors who have the ability and commitment to devote significant time and energy to service on the Board and its committees. We believe that all of our directors meet the foregoing qualifications. We do not have a policy with respect to diversity.

Transactions with Related Persons, Promoters and Certain Control Persons

Certain “related party” transactions involving related persons (excluding executive officer compensation which is determined by the compensation committee) are presented to, reviewed and approved by the audit committee. Related persons include the Company’s directors and executive officers, immediate family members of the directors and executive officers, and security holders who beneficially own five percent or more of our common stock and their respective family members. The transactions subject to such review are those transactions in which the Company was or is to be a participant and the amount involved equals or exceeds $120,000. If the related party involved in a related party transaction is a director of the Company that would normally review such a transaction or a family member of such a director, then that director will not participate in the relevant discussion and review.

Information considered in evaluating such transactions may include: the nature of the related person’s interest in the transaction; the material terms of the transaction; whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party; whether there are business reasons for the Company to enter into the transaction; whether the transaction would impair the independence of an outside director; and whether the transaction would present an improper conflict of interests for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party, the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction and the ongoing nature of any proposed relationship; and any other factors the audit committee deems relevant.

Review, Approval or Ratification of Transactions with Related Persons

Our Board appointed an Audit Committee consisting of independent directors. The Audit Committee, among other duties, is charged to review, and if appropriate, ratify all agreements and transactions which have been entered into with related parties, as well as review and ratify all future related party transactions.

Vote Required

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the five nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the Annual Meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FIVE (5) NOMINEES TO THE BOARD.

THE AUDITOR RATIFICATION PROPOSAL

The Audit Committee of our Board is responsible for the selection of our independent registered public accounting firm. The Audit Committee has determined to appoint the public accounting firm of YCM CPA, Inc., as an independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2026. Although our Audit Committee is directly responsible for selecting and retaining our independent auditor and even though ratification is not required by our bylaws, the Board is submitting the selection of YCM CPA, Inc. to our stockholders for ratification as a matter of good corporate practice and we are asking our stockholders to approve the appointment of YCM CPA, Inc. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

The Company has been advised by YCM CPA, Inc. that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent registered public accounting firms and their clients during the last fiscal year. No representative of YCM CPA, Inc., is expected to be present in person or by electronic conferencing at the Annual Meeting.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees billed by YCM CPA, Inc. for audit and non-audit services rendered to us in 2025 and 2024. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described following the table.

	2025	2024
Audit Fees	$300,000	$400,000
Audit-Related Fees	0	0
Tax Fees	—	—
Total Fees	$300,000	$400,000

Audit Fees.    We paid aggregate fees of $300,000 for the fiscal year ended December 31, 2025 to YCM CPA, Inc. for professional services rendered by such firm for the audit and review of the financial statements included in our annual report on Form 10-K and for the review of the financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees.    We paid aggregate fees of $0 for the fiscal year ended December 31, 2025 to YCM CPA, Inc.

Tax Fees.    We paid aggregate fees of $0 for the fiscal year ended December 31, 2025 to YCM CPA, Inc. for professional services rendered for tax compliance, tax advice and tax planning. No tax services were provided by YCM CPA, Inc. during such periods.

All Other Fees.    We did not pay any fees to YCM CPA, Inc. for any other professional services during the fiscal year ended December 31, 2025.

Board of Directors Pre-Approval Policies and Procedures

The Audit Committee has the sole authority to review in advance and grant any pre-approvals of (i) all auditing services to be provided by the independent auditor, (ii) all significant non-audit services to be provided by the independent auditors as permitted by Section 10A of the Exchange Act, and (iii) all fees and the terms of engagement with respect to such services, except that the Audit Committee may delegate the authority to pre-approve non-audit services to one or more of its committee members who will present his decisions to the full Audit Committee at the first meeting following such decision. All audit and non-audit services performed by YCM CPA, Inc. during the fiscal year ended December 31, 2025 were pre-approved pursuant to the procedures outlined above. Prior to the establishment of the Audit Committee, all services of the independent auditors were approved by the full board of directors.

Vote Required

The affirmative vote of a majority of the votes cast on the matter is required to ratify the appointment of YCM CPA, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Abstentions will not affect the outcome of the vote on the proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF YCM CPA, INC. AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

THE CHAIRMAN LOAN CONVERSION PROPOSAL

We are asking our stockholders to approve a proposed conversion arrangement pursuant to which our Chairman will have the right, but not the obligation, to convert up to $5,000,000 of loans made by him, or which may be made by him, to the Company into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

Background and Purpose

The Chairman has provided financing to the Company to support its operations and working capital requirements. As of June 30, 2026, the aggregate outstanding principal amount of such loans is approximately $3,091,421. The Company may require additional financing and the Chairman has indicated his willingness to provide additional capital to the Company from time to time, in the form of loans, to support its operations, working capital requirements and other corporate purposes.

The Board of Directors believes that providing the Chairman with the flexibility to convert the loans into Common Stock may strengthen the Company’s balance sheet and reduce its outstanding indebtedness without requiring the Company to use cash to repay the converted amounts. The proposed conversion mechanism also provides the Chairman with flexibility to determine the timing and amount of any conversion based on the Company’s financial condition, capital requirements and the trading price of the Common Stock.

Accordingly, the Board of Directors has approved, subject to stockholder approval, the proposed conversion arrangement and is submitting this Proposal to our stockholders for approval.

If this Proposal is approved by the Company’s stockholders, the Company and Bin Zhou, the Chairman of the Board, will enter into a separate conversion agreement (the “Conversion Agreement”). The Conversion Agreement will provide the Chairman with the right, but not the obligation, from time to time to convert all or any portion of up to an aggregate principal amount of $5,000,000 of loans made or to be made by the Chairman to the Company into shares of Common Stock at a Conversion Price equal to the five-Trading-Day VWAP of the Common Stock immediately preceding the applicable Conversion Date and will otherwise be consistent in all material respects with the terms and conditions described in this Proxy Statement.

Terms of the Proposed Conversion

Subject to stockholder approval and the entry into the Conversion Agreement, the Chairman will have the right, but not the obligation, from time to time to convert into shares of Common Stock all or any portion of up to $5,000,000 of the principal amount of loans made to the Company by, or which may be made by, the Chairman.

As of June 30, 2026, the aggregate principal amount outstanding is approximately $3,091,421. In addition, the Chairman may make additional advances to the Company from time to time for its operations, working capital requirements and other corporate purposes. Subject to the aggregate limitation described below, such additional advances may also be eligible for conversion on the same terms.

The aggregate principal amount of loans that may be converted into Common Stock pursuant to this Proposal shall not exceed $5,000,000 (the “Maximum Conversion Amount”). Accordingly, although the Company’s indebtedness to the Chairman may increase above $3,091,421 as a result of additional advances, the aggregate amount of principal that may be converted pursuant to this Proposal shall not exceed $5,000,000.

The Chairman may elect to convert all or any portion of the eligible principal amount from time to time in one or more transactions. The Chairman will have sole discretion to determine the timing and amount of each conversion, subject to the terms of the applicable loan arrangements and the Maximum Conversion Amount.

Conversion Price:

The conversion price for each conversion (the “Conversion Price”) will equal the volume-weighted average price (“VWAP”) of the Common Stock for the five consecutive Trading Days immediately preceding the applicable Conversion Date.

The number of shares of Common Stock issuable upon each conversion will be calculated by dividing the amount of principal elected by the Chairman to be converted (the “Conversion Amount”) by the applicable Conversion Price: Number of Conversion Shares = Conversion Amount ÷ Conversion Price.

Definitions

For purposes of this Proposal:

“Trading Day” means a day on which the Common Stock is traded on the NYSE American, or such other principal market on which the Common Stock is then traded.

“VWAP” means, with respect to any Trading Day, the volume-weighted average trading price of the Common Stock for such Trading Day, as reported by Bloomberg or another nationally recognized financial market data service reasonably selected by the Company.

“Conversion Date” means the date specified in a written conversion notice delivered by the Chairman to the Company.

Adjustment of Conversion Price

The Conversion Price will be subject to appropriate adjustment in the event of any stock split, reverse stock split, stock dividend, stock combination, recapitalization, reclassification or similar transaction involving the Common Stock, in each case to preserve, to the extent reasonably practicable, the economic effect of the conversion right.

In the event of a stock split, the Conversion Price will be proportionately decreased, and in the event of a reverse stock split or stock combination, the Conversion Price will be proportionately increased. In the event of a stock dividend or other distribution of Common Stock to holders of Common Stock, the Conversion Price will be appropriately adjusted to reflect such distribution. The Conversion Price will also be appropriately adjusted in connection with any recapitalization, reclassification or similar transaction affecting the Common Stock.

Effect of the Conversion

Upon each conversion, the portion of the outstanding principal amount corresponding to the Conversion Amount will be deemed satisfied and discharged, and the Company will issue to the Chairman the number of shares of Common Stock calculated based on the applicable Conversion Price.

Because the Conversion Price will be determined based on the five-Trading-Day VWAP immediately preceding each Conversion Date, the number of shares issuable upon conversion cannot be determined as of the date of this Proxy Statement and will depend on the amount converted and the market price of the Common Stock at the time of each conversion.

The proposed arrangement will allow the Company to reduce its outstanding indebtedness without using cash to repay the converted portion of the loans, while providing the Chairman with flexibility regarding the timing and amount of any conversion.

Interest of Certain Persons in Matters to be Acted Upon

As stated above, the Chairman of the Board, Bin Zhou, has a direct interest in this proposal. The Company is seeking stockholder approval and ratification of the proposed conversion arrangement after disclosure of Mr. Zhou’s interest in the arrangement. If the Proposal receives the Required Approval described below such stockholder vote will also constitute approval or ratification of the transaction for purposes of Section 78.140(2)(b) of the Nevada Revised Statutes, in addition to satisfying the applicable NYSE American listing-rule requirement.

No other person who is or has been a director or executive officer of the company at any time since the beginning of our fiscal year ended December 31, 2025, and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon at this meeting.

Stockholder Approval and the Listing Rules

We are subject to the listing requirements of NYSE American because our common stock is listed on NYSE American. Section 713 of the NYSE American Company Guide requires shareholder approval prior to the issuance of additional shares of common stock, or securities convertible into or exercisable for common stock, in certain circumstances, including transactions involving the issuance of 20% or more of the Company’s outstanding common stock for less than the applicable minimum price, as determined under the NYSE American Company Guide.

The proposed conversion of the Chairman’s outstanding loan into shares of our common stock is subject to shareholder approval pursuant to the applicable requirements of Section 713 of the NYSE American Company Guide. The proposed transaction is not expected to result in a change of control of the Company, as the Chairman is already the Company’s controlling shareholder. Accordingly, the shareholder approval sought pursuant to this Proposal is not being requested because the proposed conversion would result in a change of control, but rather to satisfy the applicable shareholder approval requirements of the NYSE American Company Guide and to provide our shareholders with the opportunity to approve the proposed issuance.

Section 78.140(2)(b) of the Nevada Revised Statutes provides a statutory framework for the approval or ratification of a transaction involving an interested director or officer. In order to obtain the stockholder-approval safe harbor provided by that statute, the Company is requiring that holders of at least a majority of the voting power of all of the Company’s outstanding shares entitled to vote on Proposal 3 approve the proposed conversion arrangement in good faith after disclosure of the Chairman’s interest in the transaction. This Required Approval is more stringent than the ordinary “majority of votes cast” standard applicable to many matters submitted to stockholders at the Annual Meeting.

The conversion of the full $5 million loan from our Chairman, would result in our issuance of an additional 6,906,497 shares of common stock, or approximately 32.67% of our then outstanding shares of common stock, assuming the Chairman loan is converted at the closing price of the record date. The closing price of our common stock on the record date was $0.72. Accordingly, in order for the conversion of these loans to be effectuated in a manner consistent with Section 713 of the NYSE American Company Guide, the approval of our stockholders is required.

Consequences if this Proposal is Approved

Approval of this Proposal will permit the Company and the Chairman to enter into the Conversion Agreement and will permit the Chairman, subject to the terms of the Conversion Agreement, to convert up to $5,000,000 in principal amount of loans into shares of Common Stock.

If this Proposal is approved by the Company’s stockholders, then, solely for illustrative purposes, assuming that the Chairman elects to convert the entire aggregate principal amount of $3,091,421 outstanding as of June 30, 2026, and assuming a five-Trading-Day VWAP of $0.723956 per share for the five Trading Days immediately preceding the assumed Record Date of September 9, 2026, the Company would issue approximately 4,270,178 shares of Common Stock to the Chairman. This illustrative number of shares is calculated by dividing $3,091,421 by $0.723956 per share. If the full $5,000,000 maximum amount of eligible loans were outstanding and converted at the same assumed five-Trading-Day VWAP, the Company would issue approximately 6,906,497 shares of Common Stock. The issuance of additional shares of common stock upon the conversion of the loans will significantly increase the number of shares of common stock outstanding. This means that our current stockholders will own a smaller interest in us and will have less ability to influence significant corporate decisions requiring stockholder approval. In addition, if our Chairman converts the loans into common stock and then sells such shares of common stock, such sales could cause the price of our common stock to decrease.

Consequences if this Proposal is not Approved

If our stockholders do not approve this proposal, our Chairman will not be entitled to convert the principal amount of the loans and we may ultimately be required to repay the loans to the Chairman, which will mature upon request from the Chairman. If we are required to repay these loans, the Company would likely not have sufficient resources to satisfy its working capital requirements unless it is able to raise additional capital. Further, if we need to hold additional meetings of our stockholders in an effort to obtain stockholder approval of the conversion of such loans, we will incur additional expenses in calling and holding one or more additional stockholder meetings.

Due to our currently limited cash resources, if we are required to repay these loans, we may need to raise additional capital in order to fund such payments and/or ensure the availability of sufficient operating capital and based on the closing price of our common stock as reported on the Record Date ($0.72 per share), it is likely that the price at which we would sell securities to raise such additional capital may be less than the conversion price proposed above. In such an event, our current stockholders would experience further dilution, which may be substantial. In addition, there can be no assurance that we would be successful in raising additional capital, or securing financing if needed or on terms satisfactory to the company. Any inability to obtain required financing on sufficiently favorable terms would have a material adverse effect on our business, results of operations and financial condition.

As we reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, cash and cash equivalents were approximately $333,799 and we had a working capital deficit of $6,122,619 for continuing operations. As we have previously reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, based on our business plan, our existing resources, and revenues generated from operations may not be sufficient to satisfy our working capital requirements for at least the next twelve months. Further, no assurances can be given that we will be able to attain sales levels and support our costs through revenues derived from operations or generate sufficient cash flow to satisfy our other obligations.

Required Vote

The Chairman Loan Conversion Approval and Ratification Proposal will be approved only if holders of at least a majority of the voting power of all of the Company’s outstanding shares entitled to vote on Proposal 3 as of the Record Date vote “FOR” the Proposal (the “Required Approval”). The Required Approval is intended to permit the Company to rely on the stockholder approval or ratification safe harbor set forth in Section 78.140(2)(b) of the Nevada Revised Statutes.

The shares held by Bin Zhou, the Chairman of the Board and Chief Executive Officer of the Company, will be counted in determining whether the Required Approval has been obtained. Abstentions and broker non-votes will count for purposes of determining the presence of a quorum but will not be treated as votes “FOR” Proposal 3.

If the Required Approval is not obtained, the proposed conversion arrangement will not be approved or ratified by the Company’s stockholders for purposes of this Proposal, and the Company will not consummate any conversion of loans into Common Stock pursuant to the proposed conversion arrangement unless and until the Required Approval is obtained.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE CHAIRMAN LOAN CONVERSION PROPOSAL.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE
COMPENSATION ADVISORY VOTES

In addition to providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers, in this Proposal No. 4, we are asking our shareholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Shareholders may vote for a frequency of every one, two, or three years, or may abstain. The Board of Directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold the advisory vote to approve executive compensation more or less frequently, but no less frequently than once every three years, as required by the Dodd-Frank Act. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years as required by the Dodd-Frank Act.

After careful consideration, the Board of Directors believes that an executive compensation advisory vote should be held three years, and therefore our Board of Directors recommends that you vote for a frequency of every Three Years for future executive compensation advisory votes. The Board of Directors believes that this schedule of executive compensation advisory votes is appropriate for the Company’s size and compensation practices. Accordingly, we continue to believe a vote every three years is the optimal governance practice for our Company at this time. The proxy card provides shareholders with the opportunity to choose among four options (holding the vote once every year, every two years or every three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Vote Required and Board Recommendation

On this non-binding matter, a shareholder may vote to set the frequency of the “say on pay” vote to occur every year, every two years, or every three years, or the shareholder may vote to abstain. The choice among those four choices that receives the highest number of votes will be deemed the choice of the shareholders. The Board of Directors believes that an executive compensation advisory vote held every three years is in the best interests of the Company and the best interests of our shareholders, and therefore, recommends a vote of “three years” for this proposal.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will request the chairman of the Annual Meeting (who has agreed to act accordingly) to adjourn the Annual Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the Annual Meeting to approve the other proposals in this proxy statement. If the Adjournment Proposal is not approved by our stockholders, the chairman of the meeting shall not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve any of the other proposals.

Required Vote

If a majority of the shares present in person or by proxy and voting on the matter at the Annual Meeting vote for the Adjournment Proposal, the chairman of the Annual Meeting will exercise his or her power to adjourn the meeting as set out above.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT OF THE ANNUAL MEETING TO A LATER DATE OR DATES TO PERMIT FURTHER SOLICITATION OF PROXIES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

The following table sets forth information known to us regarding the actual beneficial ownership of our common stock as of the Record Date by (i) each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock and (ii) each of our current executive officers and directors.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and title of beneficial owner	Amount and nature of beneficial ownership	Percent of class
5% or Greater Stockholders
Bin Zhou, Chairman, Chief Executive Officer and Director	2,549,200	17.91%
Wei Li, Chief Financial Officer and Director	—	—
Luojie Pu, Director	—	—
King Fai Leung, Director	—	—
Yang Cao, Director	—	—
Han Xiao, Director Nominee	—	—
Shaobo Yu, Director Nominee	—	—
All executive officers, directors and director nominees as a group (seven individuals)	2,549,200	17.91%

CORPORATE GOVERNANCE

Board Meetings

During the fiscal year ended December 31, 2025, the Board held eleven (11) meetings. Each of the current members of the Board attended at least 75% of the meetings held by the Board and any committee of the Board on which he or she was a part of during the time such director served as a member of the Board. We have no written policy regarding director attendance at annual meetings of stockholders.

Director Independence

The Board evaluates the independence of each nominee for election as a director in accordance with the NYSE American Company Guide Rules (the “NYSE American Company Guide Rules”). Pursuant to these rules, a majority of our Board must be “independent directors” within the meaning of the NYSE American Company Guide Rules, and all directors who sit on our Audit Committee and Compensation Committee must also be independent directors.

The NYSE American definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three (3) years, our employee and has not received certain payments from, or engaged in various types of business dealings with, us. In addition, as further required by the NYSE American Company Guide Rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to us and our management.

As a result, the Board has affirmatively determined that except for Mr. Zhou and Ms. Li, none of our directors or director nominees has, or will have, a material relationship with the Company. The Board has also affirmatively determined that all members of our Audit Committee and Compensation Committee are independent directors.

Audit Committee and Audit Committee Financial Expert

The Audit Committee assists our board in monitoring:

•        our accounting, auditing, and financial reporting processes;

•        the integrity of our financial statements;

•        internal controls and procedures designed to promote our compliance with accounting standards and applicable laws and regulations; and

•        the appointment and evaluation of the qualifications and independence of our independent auditors.

King Fai Leung, Yang Cao and Luojie Pu, all of whom are independent directors under SEC rules and the rules of NYSE American, are currently serving as members of the Audit Committee. Mr. Leung is the chairman of the Audit Committee and is our audit committee financial expert.

The Audit Committee has adopted a written charter, a copy of which is available on our website at www.planetgreenholdings.com, and a printed copy of which is available to any stockholder requesting a copy by writing to: Planet Green Holdings Corp., c/o Board of Director Office, 130-30 31st Ave, Suite 512, Flushing, NY, 11354. During the fiscal year ended December 31, 2025, our Audit Committee held four (4) meetings.

Compensation Committee

The functions of the Compensation Committee are as follows:

•        to assist our board in discharging its responsibilities with respect to compensation of our executive officers and directors;

•        to evaluate the performance of our executive officers;

•        to assist our board in developing succession plans for executive officers; and

•        to administer our stock and incentive compensation plans and recommend changes in such plans to our board as needed.

The current members of the Compensation Committee are Luojie Pu, King Fai Leung and Yang Cao. Ms. Pu is the chairman of the Compensation Committee. All current members of the Compensation Committee are independent directors, and all past members were independent directors at all times during their service on such Committee. None of the past or present members of our Compensation Committee are present or past employees or officers of the Company or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves on the Board of Directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or Compensation Committee.

The Compensation Committee may not delegate its responsibilities to another committee, individual director or member of management.

The Compensation Committee meets on an annual basis and holds special meetings as needed. The Compensation Committee meetings may be called by the Committee chairman, the Chairman of the Board of Directors or a majority of Committee members. The Chief Executive Officer and Chief Financial Officer also provide recommendations to the Compensation Committee relating to compensation of other executive officers. The Compensation Committee held one (1) meeting in fiscal year 2025.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

•        to make recommendations to the Board with respect to the size and composition of the Board;

•        to make recommendations to the Board on the minimum qualifications and standards for director nominees and the selection criteria for the Board members;

•        to review the qualifications of potential candidates for the Board;

•        to make recommendations to the Board on nominees to be elected at the Annual Meeting of stockholders; and

•        to seek and identify a qualified director nominee, in the event that a director vacancy occurs, to be recommended to the Board for either appointment by the Board to serve the remainder of the term of a director position that is vacant or election at the Annual Meeting of the stockholders.

The current members of the Nominating and Corporate Governance are Yang Cao, Luojie Pu and King Fai Leung. Ms. Cao is the chairman of the Nominating and Corporate Governance Committee. During the fiscal year 2025, our Nominating and Corporate Governance Committee held one (1) meeting.

Board Leadership Structure

Mr. Bin Zhou currently holds both the positions of Chief Executive Officer and Chairman of the Board. The Board of Directors believes that Mr. Zhou’s service as both Chief Executive Officer and Chairman of the Board has been in the best interests of the Company and its stockholders. Mr. Zhou possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers.

We do not have a lead independent director because of the foregoing reasons and also because we believe our independent directors are encouraged to freely voice their opinions on our relatively small company board. We believe this leadership structure is appropriate because we are a smaller reporting company that recently became listed on a public exchange; as such, we have deemed it appropriate to be able to benefit from the guidance of Mr. Zhou as both our Chief Executive Officer and Chairman of the Board.

Board Role in Risk Oversight

Senior management is responsible for assessing and managing our various exposures to risk on a day-today basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing our approach to risk management. In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

Code of Ethics

Our Board adopted a Code of Ethics that applies to all of our directors, executive officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees. The Code of Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. The Code of Ethics is available on the Corporate Governance page of our website under the Investor link at www.planetgreenholdings.com, and a copy of the Code of Ethics is available to any stockholder requesting a copy by writing to: Planet Green Holdings Corp., c/o Board of Director Office, 130-30 31st Ave, Suite 512, Flushing, NY 11354. We intend to disclose on our website in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics.

Attendance at Annual Meetings

The five nominees for director being voted upon at the Annual Meeting include three directors standing for re-election and two new director nominees. Except in the event of unexpected or unusual circumstances, all nominees and other directors are expected to be present at the annual meeting of shareholders. During the annual meeting of shareholders held on August 29, 2025, all of our then current directors were in attendance.

Although we do not have a formal written policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend when practicable.

Equity Award Grant Practices

Our equity-based incentive awards are designed to align our interests and the interests of our stockholders with those of our employees and consultants, including our Named Executive Officers. The Board or Compensation Committee is responsible for approving equity grants. The Board and Compensation Committee do not take material nonpublic information into account when determining the timing and terms of equity-based awards, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation for any Named Executive Officer grants in fiscal year 2025.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own, directly or indirectly, more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities we issue. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such reports filed with the SEC and of written representations by certain officers and directors, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the fiscal year ended December 31, 2025.

Nominating Matters

Our Nominating and Corporate Governance Committee considers candidates for election to our Board of Directors, whether recommended by security holders or otherwise, in accordance with the following criteria. The Nominating and Corporate Governance Committee applies the following general criteria to all candidates:

•        Nominees shall have a reputation for integrity, honesty and adherence to high ethical standards.

•        Nominees should have demonstrated business acumen, experience and the ability to exercise sound judgment in matters that relate to current and long-term objectives of the Company and should be willing and able to contribute positively to our decision making process.

•        Nominees should have a commitment to understand the Company and its industries and to regularly attend and participate in meetings of the Board and its committees.

•        Nominees should have the interest and ability to understand the sometimes conflicting interests of various constituencies of the Company, which include shareholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all shareholders.

•        Nominees should not have, nor appear to have, a conflict of interest that would impair the nominees’ ability to represent the interests of all the Company’s shareholders and to fulfill the responsibilities of a director.

•        Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, disability or any other basis proscribed by applicable law.

The re-nomination of existing directors is not to be viewed as automatic, but is based on continuing qualification under the various criteria set forth above. In addition, the Nominating and Corporate Governance Committee considers the existing director’s performance on the Board and any committee thereof. The Nominating and Corporate Governance Committee also considers the backgrounds and qualifications of the directors considered as a group. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying nominees, the Nominating and Corporate Governance Committee will consider whether the candidate assists in achieving a mix of members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience. Accordingly, the Nominating and Corporate Governance Committee strives to ensure that the Board, when taken as a whole, provides a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities. Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Nominating and Corporate Governance Committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as business experience, diversity, personal skills in finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

Procedure to be Followed by Shareholders in Submitting Director Candidate Recommendations

Stockholders may propose candidates for Board membership by writing to Planet Green Holdings Corp., c/o Board of Director Office, 130-30 31st Ave, Suite 512, Flushing, New York 11354. Any recommendation should include:

(a) the name and address of the shareholder making the recommendation and of the person or persons recommended; (b) the consent of such person(s) to serve as a director(s) of the Company if nominated and elected; and (c) a description of how the person(s) satisfy the Committee’s director-nominee criteria for consideration as a candidate.

A stockholder seeking to solicit proxies in support of director nominees other than the Company’s nominees must comply with applicable law and the Company’s governing documents, including Rule 14a-19 under the Exchange Act, where applicable.

Stockholder Communications with the Board

Stockholders who wish to do so may communicate directly with the Board or specified individual directors by writing to:

Board of Directors (or name of individual director)
Planet Green Holdings Corp.
130-30 31st Ave, Suite 512, Flushing, NY 11354

We will forward all communications from security holders and interested parties to the full Board, to non-management directors, to an individual director that is most closely related to the subject matter of the communication, except for the following types of communications: (i) communications that advocate that we engage in illegal activity; (ii) communications that, under community standards, contain offensive or abusive content; (iii) communications that have no relevance to our business or operations; and (iv) mass mailings, solicitations and advertisements. The corporate secretary will determine when communication is not to be forwarded. Our acceptance and forwarding of communications to directors does not imply that directors owe or assume any fiduciary duties to persons submitting the communications.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee have been appointed by the Board. The Audit Committee consists solely of independent directors, as defined by NYSE American Company Guide. The Audit Committee operates under a written charter to assure continued compliance with SEC and NYSE American Company Guide enacted in response to requirements of the Sarbanes-Oxley Act.

The Audit Committee assists the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and our compliance with legal and regulatory requirements. Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2025 with management and with YCM CPA, Inc., our independent registered public accounting firm. The Audit Committee has discussed with YCM CPA, Inc. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees) as adopted by The Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of the Company’s annual financial statements.

The Audit Committee has also received the written disclosures and the letter from YCM CPA, Inc. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and has discussed with YCM CPA, Inc. the issue of their independence from our company and management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2025 is compatible with maintaining the auditors’ independence and has concluded that it is.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025. The Audit Committee has also recommended, subject to stockholder ratification, the selection of our independent registered public accounting firm for the year ending December 31, 2026.

Respectfully submitted by the Audit Committee,

King Fai Leung, Chairman
Luojie Pu
Yang Cao

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

DIRECTOR COMPENSATION

The following individuals served as non-employee directors of the Company for fiscal 2025: Luojie Pu, King Fai Leung, and Yang Cao. The following table sets forth information concerning the compensation for our non-employee directors for services rendered during the year ended December 31, 2025. Additionally, we reimburse our non-employee directors for reasonable travel and other out-of-pocket expenses incurred in connection with attending board of director and committee meetings or undertaking other business on behalf of our company.

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Luojie Pu	$24,000	$—	$—	$24,000
King Fai Leung	$21,600	$—	$—	$21,600
Yang Cao	$24,000	$—	$—	$24,000

In August 2022, the Board appointed Luojie Pu to serve as the Director. Pursuant to a director compensation agreement with Ms. Pu, we are obligated to pay Ms. Pu compensation of $24,000 per year.

In July 2019, the Board appointed King Fai Leung to serve as the Director. Pursuant to a director compensation agreement with Mr. Leung, we are obligated to pay Mr. Leung compensation of $21,600 per year.

In March 2020 the Board appointed Yang Cao to serve as the Director. Pursuant to a director compensation agreement with Ms. Cao, we are obligated to pay Ms. Cao compensation of $24,000 per year.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all forms of compensation earned by our named executive officers during the fiscal years ended December 31, 2025 and 2024 for services provided to us and our subsidiaries and VIEs. For the year ended December 31, 2025, our “named executive officers” and their positions were as follows: Bin Zhou, Chief Executive Officer and Lili Hu, Chief Financial Officer.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	All Other Compensation (g)	Total (h)
Bin Zhou,	2025	$96,000	$—	$2,125,000	$—	$—	$2,221,000
Chairman, Chief Executive Officer and Director	2024	$96,000	$—	$—	$—	$—	$96,000

Lili Hu,	2025	$84,000	$—	$—	$—	$—	$84,000
Chief Financial Officer and Director	2024	$84,000	$—	$—	$—	$—	$84,000

In October 2020, the Board appointed Bin Zhou as a member of the Board and the Chief Executive Officer. Pursuant to the employment agreement with Mr. Zhou dated October 25, 2020 and renewed on October 25, 2025, we are obligated to pay Mr. Zhou compensation of $96,000 per year. The employment agreement has a term of one year and the employment agreement shall be automatically renewed for an additional year unless either party gives prior written notice of non-renewal to the other party at least sixty (60) days prior to the termination date of the employment agreement. Under his employment agreement, in the event Mr. Zhou’ s employment is terminated by the Company other than for cause (as defined in his employment agreement) or by reason of his death or disability, or if Mr. Zhou terminates the agreement for “good reason” (as defined in the employment agreement), he will be entitled to three (3) months of severance pay at his then effective salary, plus any accrued and unpaid salary and benefits up to the date of termination and he shall be entitled to retain any options to the extent vested immediate prior to the date of termination. On September 16, 2025, the board resolved to issue 1,100,000 common stock to Bin Zhou under the incentive plan of the Company.

In June 2020, the Board appointed Lili Hu to serve as the Chief Financial Officer. Pursuant to the employment agreement dated June 24, 2020 and renewed on June 24, 2025 with Ms. Hu, we are obligated to pay Ms. Hu compensation of $84,000 per year. The employment agreement has a term of one year and the employment agreement shall be automatically renewed for an additional year unless either party gives prior written notice of non-renewal to the other party at lease sixty (60) days prior to the termination date of the employment agreement. Under her employment agreement, in the event Ms. Hu’ s employment is terminated by the Company other than for cause (as defined in her employment agreement) or by reason of her death or disability, or if Ms. Hu terminates the agreement for “good reason” (as defined in the employment agreement), she will be entitled to three (3) months of severance pay at her then effective salary, plus any accrued and unpaid salary and benefits up to the date of termination and she shall be entitled to retain any options to the extent vested immediate prior to the date of termination.

On May 28, 2026, the Board of Directors the Company received a resignation letter from Ms. Lili Hu, the Chief Financial Officer of the Company and a member of the Board, notifying the Company of her decision to resign from such positions effective immediately. Ms. Hu’s resignation was for personal reasons and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On May 28, 2026, the Board appointed Ms. Wei Li as the Chief Financial Officer of the Company and as a member of the Board, effective immediately. Pursuant to the employment agreement with Ms. Li dated May 28, 2026, we are obligated to pay Ms. Li compensation of $60,000 per year.

Pay Versus Performance Disclosure

In accordance with Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (or “CAP”) to the Company’s principal executive officer (“PEO”) and non-PEO named executive officers (the “Other NEOs”) and certain aspects of the financial performance of the Company. The Compensation Committee does not utilize CAP as the basis for making compensation decisions.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return	Net Income
2025	2,209,000	2,305,000	1,104,500	1,152,500	44.59	(27,156,162)
2024	180,000	180,000	90,000	90,000	52.74	(7,330,000)
2023	180,000	180,000	90,000	90,000	80.16	(20,843,000)

Note: Bin Zhou and Lili Hu were our PEOs for each year presented.

Relationship Between Pay and Performance

The Company’s executive compensation practices are designed to provide a combination of cash and equity-based compensation. The Compensation Committee considers a variety of factors in making compensation decisions, including the Company’s business needs, the executive’s responsibilities and contributions, and the objective of aligning executive interests with those of stockholders. As noted above, the Compensation Committee does not utilize compensation actually paid, as calculated under Item 402(v) of Regulation S-K, as the basis for making compensation decisions.

The increase in the PEOs’ compensation reported for fiscal year 2025 compared to fiscal year 2024 was primarily attributable to stock-based compensation awarded during fiscal year 2025. The cash compensation paid to the PEOs did not increase from fiscal year 2024 to fiscal year 2025. Accordingly, the increase reflected in the table above does not represent an increase in cash salary or other cash payments, but rather reflects the grant-date value of the stock award.

Clawback Policy

On November 28, 2023, the Company’s Board of Directors adopted a Clawback Policy (the “Clawback Policy”). The Clawback Policy is intended to further the Company’s pay-for-performance philosophy and to comply with applicable law by providing for the reasonably prompt recovery of certain incentive-based compensation received by executive officers in the event of an accounting restatement. The Clawback Policy is intended to comply with, and will be interpreted in a manner consistent with, Section 10D of the Exchange Act, with Exchange Act Rule 10D-1 and with the NYSE American listing standards.

The Clawback Policy shall be administered by a majority of independent directors serving on the Board or, if so designated by the Board, a committee thereof (the independent directors or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority.

Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Clawback Policy (other than with respect to any recovery under this Policy involving such officer or employee).

Insider Trading Policy

In addition, the Company has adopted Insider Trading Policy (the “Insider Trading Policy”), which, among other things, govern the purchase, sale, and/or other disposition of the Company’s securities by the Company’s directors and officers, all other employees of the Company and its subsidiaries, and which the Company believes are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards.

Among other things, the Insider Trading Policy prohibits any of our directors and officers (and members of their immediate families and households and their controlled entities) who is aware of material non-public information relating to the Company from, directly, or indirectly through family members or other persons or entities: (1) engaging in transactions in our securities (except in limited circumstances as set forth in the Insider Trading Policy, such as pursuant to a trading plan established under Exchange Act Rule 10b5-1), (2) recommending that others engage in transactions in our securities, (3) disclosing the material non-public information to persons within the Company or the Adviser whose jobs do not require them to have that information, or outside the Company or the Adviser to other persons (other than under certain limited circumstances set forth in the Insider Trading Policy), or (4) assisting anyone transacting on the basis of material non-public information.

Our directors and officers are also prohibited under the Insider Trading Policy from engaging in the following transactions in the Company’s securities: (i) short-term trading (i.e., effectuating opposite-way trades in the same class of security within six months of each other); (ii) short sales; and (iii) buying or selling puts or calls or other derivative securities on the Company’s securities. The Insider Trading Policy is filed as an exhibit to this Proxy Statement.

Anti-Hedging Policies

The Company’s Insider Trading Policy prohibits directors, officers and key employees from selling short or purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.

2025 Equity Incentive Plan

The 2025 Equity Incentive Plan (the “2025 Equity Plan”), was adopted by the Board of Directors and approved by the stockholders on August 29, 2025. The purpose of the 2025 Equity Plan is to attract and retain personnel of the highest caliber, provide incentive for officers, directors, employees and other key persons and to promote the well-being of the Company.

The 2025 Plan is administered by the Board of Directors or the Compensation Committee and permits the issuance of up to 7,000,000 shares of Common Stock upon exercise or conversion of grants and awards made from time to time to officers, directors, employees and consultants. Under the 2025 Equity Plan, the Company may grant stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock-based awards. Subject to the provisions of the plan, the committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

Under the 2025 Equity Plan, shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the 2025 Equity Plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, the number of common shares available under the 2025 Equity Plan may be increased by the lesser of (i) the number of such surrendered shares and shares used to pay taxes; and (ii) the number of shares purchased under such stock option.

Under the 2025 Equity Plan, in the event of a change in the number of shares of Company common stock as a result of a dividend on shares of common stock payable in shares of common stock, or a common stock forward split or a reverse split or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, the administrator shall determine whether such change equitably requires an adjustment in the terms of any award in order to prevent dilution or enlargement of the benefits available under the 2025 Equity Plan or the aggregate number of common shares reserved for issuance under the 2025 Equity Plan. Unless terminated by the Board, the 2025 Equity Plan shall continue to remain effective until the earlier of (i) ten (10) years or (ii) the date when no further awards may be granted and all awards granted under the plan are no longer outstanding.

The following table sets forth information as of December 31, 2025 regarding shares of Common Stock that may be issued under the 2025 Equity Plan, which, as of the date of this report, is the only equity compensation plan that has been adopted by our Board of Directors.

Plan Category	(A) Number of Securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average per share exercise price of outstanding options, warrants and rights	(C) Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	—	(1)	—	50,000	(2)
Equity compensation plans not approved by security holders	—		—	—

____________

(1)      As of December 31, 2025, the Company has not granted any options, warrants or rights under the 2025 Equity Plan.

(2)      During the fiscal year ended December 31, 2025, the Company issued an aggregate of 6,950,000 shares of common stock to nine employees under the 2025 Equity Plan.

Related Party Transactions

Except as described below, there have been no transactions since January 1, 2025 or proposed transactions to which we have been or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive and Director Compensation.”

As of December 31, 2025 and 2024, the outstanding balance due to certain related parties was as set forth in the table below. The balance was advanced for the working capital of the Company, and is non-interest bearing and unsecured unless further disclosed.

		As of December 31,
		2025	2024
Mr. Bin Zhou	Chief Executive Officer and Chairman of the Company	$628,621	$1,299,675
Ms. Luojie Pu	Independent director of the Company	872,803	836,190

STOCKHOLDER PROPOSALS

We anticipate that the 2026 Annual Meeting of stockholders will be held on or about November 5, 2026 at 10:00 am (Eastern Time). For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2026 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received before June 1, 2027 by the Company at its offices at 130-30 31st Ave, Suite 512, Flushing, NY 11354.

PROXY SOLICITATION

The solicitation of proxies is made on behalf of the Board and we will bear the cost of soliciting proxies. The transfer agent and registrar for our common stock, Empire Stock Transfer, Inc., as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. Proxies may be solicited through the mail and through telephonic communications to, or by meetings with, stockholders or their representatives by our directors, officers and other employees who will receive no additional compensation therefore. We may also retain a proxy solicitation firm to assist us in obtaining proxies by mail, facsimile or email from record and beneficial holders of shares for the Annual Meeting. If we retain a proxy solicitation firm, we expect to pay such firm reasonable and customary compensation for its services, including out-of-pocket expenses.

We request persons such as banks, brokers, nominees and fiduciaries holding our common stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and to request authority for the execution of the proxy. We will reimburse such persons for their reasonable expenses.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of this proxy statement is being delivered to multiple registered stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. A separate form of proxy and a separate notice of the Annual Meeting are being included for each account at the shared address. Registered stockholders who share an address and would like to receive a separate copy of this proxy statement, or have questions regarding the householding process, may contact the Company’s transfer agent: Empire Stock Transfer, Inc., by calling (702) 818-5898, or by forwarding a written request addressed to Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr, Henderson, NV 89014. Promptly upon request, a separate copy of this proxy statement will be sent. By contacting Empire Stock Transfer, Inc., registered stockholders sharing an address can also (i) notify the Company that the registered stockholders wish to receive separate proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokers, brokerage firms, broker/dealers, banks and other holders of record have also instituted “householding” (delivery of one copy of materials to multiple stockholders who share an address). If your family has one or more “street name” accounts under which you beneficially own shares of our common stock, you may have received householding information from your broker, brokerage firm, broker/dealer, bank or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

OTHER MATTERS

Our Board does not intend to bring any other matters before the Annual Meeting. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

Where You Can Find More Information

We file annual, quarterly and other reports and information with the SEC. All information filed with the SEC can be inspected over the internet at the SEC’s website at www.sec.gov. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.

Any requests for copies of information, reports or other filings with the SEC should be directed to Planet Green Holdings Corp., 130-30 31st Ave, Suite 512, Flushing, NY 11354, Attn: Investor Relations.

By Order of the Board of Directors
/s/ Bin Zhou
Bin Zhou
Chairman of the Board, President and
Chief Executive Officer

Dated: September 28, 2026

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2026 ANNUAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY PROXY EITHER BY MAIL OR VIA TELEPHONE OR VIA THE INTERNET, IN ACCORDANCE WITH THE ENCLOSED VOTING INSTRUCTIONS. IF YOU VOTE BY MAIL, MARK, SIGN AND DATE THE PROXY CARD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

PLANET GREEN HOLDINGS CORPORATION
130-30 31st Ave, Suite 512
Flushing, NY, 11354

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 10 a.m., Eastern United States time on November 5, 2026
(Record Date — September 8, 2026)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bin Zhou, as the proxy of the undersigned, with full power to appoint his substitute, and hereby authorizes him to represent and to vote all the common stock of Planet Green Holdings Corporation, which the undersigned is entitled to vote, as specified below on this card, at the Annual Meeting of Shareholders of Planet Green Holdings Corporation, on November 5, 2026, at 10:00 am Eastern United States time (the “Annual Meeting”) in person at Planet Green Holdings Corporation’s offices located at 130-30 31st Ave, Suite 512, Flushing, NY, 11354.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS FOR EACH OF THE PROPOSALS. This proxy authorizes the above designated proxy to vote in his discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL”
FOR PROPOSAL 1 AND “FOR” FOR PROPOSALS 2,3 and 5 AND THREE YEARS FOR PROPOSAL 4 SET FORTH BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

PROPOSAL 1: To elect the nominees listed in the Proxy Statement to the Company’s Board of Directors.

NOMINEES:

Bin Zhou	Wei Li	Shaobo Yu	King Fai Leung	Han Xiao
For All	Withhold All	For All Except
☐	☐	☐
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here:

PROPOSAL 2: To ratify the appointment of YCM CPA, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

For	Against	Abstain
☐	☐	☐

_________________

_________________

_________________

PROPOSAL 3: To approve, at the option of the Chairman, of up to an aggregate of $5,000,000 of principal amount of loans made by the Chairman to the Company into shares of the Company’s common stock at a conversion price equal to the five-Trading-Day VWAP of the Company’s common stock immediately preceding the applicable conversion date, subject to the terms and conditions described in the accompanying Proxy Statement.

For	Against	Abstain
☐	☐	☐

PROPOSAL 4: To approve the recommendation, by non-binding vote, of every three years as the frequency of future advisory votes on executive compensation.

One Year	Two Years	Three Years	Abstain
☐	☐	☐	☐

PROPOSAL 5: To approve the adjournment of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Annual Meeting, there are not sufficient votes to approve any of the foregoing proposals.

For	Against	Abstain
☐	☐	☐

Please indicate if you intend to attend this meeting    ☐  YES ☐  NO

Signature of Shareholder:	____________________________
Date:	______________, 2026
Name shares held in (Please print):		Account Number (if any):
____________________		____________________________
No. of Shares Entitled to Vote:		Stock Certificate Number(s):
________________________		____________________________
Note:

Please sign exactly as your name or names appear in the Company’s stock transfer books. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.

If the signer is a partnership, please sign in partnership name by authorized person.

Please provide any change of address information in the spaces below in order that we may update our records:

	Address:	____________________________________